Exhibit 16



       [WHELAN, DOERR & COMPANY, PSC LETTERHEAD]





                     May 13, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


  We have read the disclosure which Kentucky National Bank proposes to make with respect to the termination of our engegement as their independent accountants and we concur that there has been no disagreement with us on any matters of accounting principles or practices, financial statement disclosure, auditing scope or procedures, and that we did not issue an adverse or qualified opinion on the financial statements of Kentucky National Bank for the periods ending December 31, 1998 or 1997.

                          Very truly yours,

                          /s/ Whelan, Doerr & Company, PSC

                          WHELAN, DOERR & COMPANY, PSC
                          Certified Public Accountants, PSC